EXHIBIT 11.1

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
          FOR THE QUARTERS ENDED JULY 3, 1999 AND JULY 4, 1998
                               (Unaudited)


                                           1999         1998
BASIC EARNINGS PER COMMON SHARE:

Net income                                 $ 2,314,000  $ 1,588,000

Average common shares outstanding            7,903,000    8,746,000

Basic Earnings Per Common Share            $      0.29  $      0.18


DILUTED EARNINGS PER COMMON SHARE:

Net income                                 $ 2,314,000  $ 1,588,000

Average common shares outstanding            7,903,000    8,746,000
Common shares issuable in respect to
 options issued to employees with a
 dilutive effect                                50,000      252,000
Total diluted common shares outstanding      7,953,000    8,998,000

Diluted Earnings Per Common Share          $      0.29  $      0.18



                                                     EXHIBIT 11.2

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
         FOR THE SIX MONTHS ENDED JULY 3, 1999 AND JULY 4, 1998
                               (Unaudited)


                                           1999         1998
BASIC EARNINGS PER COMMON SHARE:

Net income                                 $ 4,584,000  $ 3,784,000

Average common shares outstanding            8,052,000    8,825,000

Basic Earnings Per Common Share            $      0.57  $      0.43


DILUTED EARNINGS PER COMMON SHARE:

Net income                                 $ 4,584,000  $ 3,784,000

Average common shares outstanding            8,052,000    8,825,000
Common shares issuable in respect to
 options issued to employees with a
 dilutive effect                                37,000      260,000
Total diluted common shares outstanding      8,089,000    9,085,000

Diluted Earnings Per Common Share          $      0.57  $      0.42